Calculation of Filing Fee Tables
F-3
Gold Royalty Corp.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid
		Equity	Common Shares, no par value, including related common share purchase rights	457(o)
		Equity	Preferred Shares, no par value	457(o)
		Debt	Debt securities	457(o)
		Other	Warrants	457(o)
		Other	Subscription Receipts	457(o)
		Other	Units	457(o)
Fees Previously Paid	1	Unallocated (Universal) Shelf		457(o)			$ 500,000,000.00		$ 69,050.00
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 500,000,000.00		$ 69,050.00
			Total Fees Previously Paid:						$ 69,050.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also includes common shares issuable upon share splits, share dividends or similar transactions. These offered securities may be sold separately, together or as units with other offered securities. An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices. Pursuant to Rule 457(o) under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. The aggregate public offering price of securities sold by the Registrant (including newly listed securities and carry-forward securities) will not exceed $500,000,000. Pursuant to the Company's Shareholder Rights Plan, adopted on November 5, 2025 (the "Shareholder Rights Plan"), one right will be issued in respect of each outstanding common share on the record date, being November 17, 2025, and thereafter, one right will automatically attach to each new common share issued by the Registrant. Each right will become exercisable if a person acquires beneficial ownership of 15% or more of the outstanding common shares without complying with the permitted bid provisions of the Shareholder Rights Plan. In such circumstances, each right will entitle the holder (other than the acquiring person) to purchase additional common shares at a discount to the then prevailing market price. The Shareholder Rights Plan includes a mechanism that applies a higher 20% threshold to any entity that, together with its affiliates and joint actors, is not party to any standstill or similar arrangement with the Registrant.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date